Exhibit 10.6

April 12, 2007

BEA SYSTEMS, INC.

2008 EXECUTIVE STAFF BONUS PLAN

Set forth below is the 2008 Executive Staff Bonus Plan (the “Plan”) for BEA Systems, Inc. (the “Company”). This Plan, under the BEA Systems, Inc. Senior Executive Bonus Plan, is applicable to certain executives who serve on the Company’s Executive Leadership Team (“ELT”), links compensation directly to the Company’s performance, and encourages those executives to make significant contributions towards the success of the Company. A basic premise of the Plan is that the higher one is in the organization, the more their total compensation is “at risk.”

A.	TARGET AWARD

Each eligible executive’s Target Award is determined as a percentage of their base salary (as established for fiscal year 2008) as follows:

CEO:	100% of base salary.

Other Executives:	75% of base salary, except eligible executives who are also on a commission plan (EVP of BID, EVP of Services and EVP of Sales), each of whose Target Award under this Plan is 37.5% of their base salary.

B.	PERFORMANCE GOALS

The Performance Goals metrics are based on Bookings and Operating Margin, as defined below. Fifty percent (50%) of an eligible executive’s Target Award is based on the Bookings metric and the other fifty percent (50%) is based on the Operating Margin metric. The specific Bookings target (the “Bookings Target”) and Operating Margin target (“Operating Margin Target”) were determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) at its meeting held on March 14, 2007 (collectively, the “Targets”).

C.	AWARD THRESHOLD

In order for eligible executives to receive any award under this Plan, the Company’s Bookings and Operating Margin achieved in fiscal year 2008 must each meet or exceed 90% of their respective Targets.

D.	PARTICIPANTS

The Compensation Committee shall determine eligibility to participate in this Plan. For fiscal year 2008, the Compensation Committee has determined that the following ELT positions shall be participants in this Plan: CEO, CFO, General Counsel, EVP of Products, EVP of HR, EVP of BID, EVP of Services, and EVP of Sales.

CONFIDENTIAL

E.	PAYOUT FORMULA

“Bookings” means the Company’s GAAP total license revenue, plus change in off-balance sheet license backlog, less revenue from “significant acquisitions”, in fiscal year 2008.

“Operating Income” means the Company’s non-GAAP operating income, plus change in off-balance sheet license backlog, less base commission impact due to the inclusion of the change in backlog (using an average base rate cost of commission), less the impact from “significant acquisitions”, in fiscal year 2008.

“Operating Margin” means Operating Income divided by (Bookings plus the Company’s Services revenue in fiscal year 2008).

“Significant acquisitions” are acquisitions which have more than a 2% impact on either Bookings or Operating Margin.

Achievement of the Bookings and Operating Margin metrics will be calculated as provided below:

Bookings or Operating Margin Achieved
	=	% Achievement

Bookings Target or Operating Margin Target

For each of the Bookings and Operating Margin metrics, awards will be paid out as follows:

% Achievement	Award

< 90%	0

90% to 100%	1.0X (i.e., the % of the award to be paid will equal the % Achievement); plus

>100% to 150%	1.5X (i.e., 1.5% for every 1% Achievement above 100%)

Notwithstanding anything herein to the contrary, no executive shall receive an award under this Plan in excess of 150% of their Target Award.

F.	PAYMENT OF AWARDS

Awards (if any) will be paid out under this Plan within sixty (60) days after the end of fiscal year 2008.

G.	MISCELLANEOUS

1	Notwithstanding anything herein to the contrary, the Compensation Committee, in its sole discretion, may eliminate or reduce awards payable to any executive which would otherwise be payable under this Plan, subject to applicable law.

2.	Participation in this Plan does not create a contract of employment, does not change an executive’s “at-will” employment status, and does not guarantee the payment of any award.

3.	This Plan, and each award under this Plan, is subject to the provisions of the BEA Systems, Inc. Senior Executive Bonus Plan.

CONFIDENTIAL